EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of LaPorte Bancorp, Inc. on Form S-8 (File Nos. 333-188208 and 333-198900) of our report dated March 24, 2016, on our audits of the consolidated financial statements of LaPorte Bancorp, Inc. as of December 31, 2015 and 2014, and for the years then ended, which report is included in this Annual Report on Form 10-K.

BKD, LLP

Indianapolis, Indiana
March 24, 2016